Exhibit 10.1

SECOND AMENDMENT TO THE

NINE ENERGY SERVICE, INC.

2011 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT (this “Amendment”) to the Nine Energy Service, Inc. 2011 Stock Incentive Plan, as amended and restated effective February 28, 2017 and as further amended effective March 5, 2021 (the “Plan”), is effective March 6, 2023, subject to approval by the Company’s stockholders (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Nine Energy Service, Inc., a Delaware corporation (the “Company”), previously adopted the Plan pursuant to which the Company is authorized to grant equity and equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Paragraph XVII of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan from time to time, including to increase the aggregate maximum number of shares that may be issued under the Plan with the approval of the Company’s stockholders;

WHEREAS, the Board desires to amend the plan to (i) increase the aggregate maximum number of shares common stock, par value $0.01 per share, of the Company available for issuance under the Plan by 2,000,000 shares, (ii) prohibit the recycling of shares withheld to pay the exercise price and tax withholding on options and stock appreciation rights, (iii) prohibit the payment of dividends and dividend equivalents prior to the vesting of the underlying award and (iv) clarify that the vesting of time-based and performance-based equity awards will not be automatically accelerated in connection with a Corporate Change, in each case, subject to the approval of the Company’s stockholders; and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s upcoming annual meeting to be held on May 5, 2023 (the “Annual Meeting”).

NOW, THEREFORE, the Plan shall be amended as follows, effective as of the Effective Date:

1. The first sentence of Paragraph V(a) of the Plan shall be deleted in its entirety and the following substituted therefor:

“Subject to adjustment in the same manner as provided in Paragraph XVI with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, from and after the Effective Date shall not exceed 2,171,121 shares of Common Stock.”

2. The following new sentence shall be added to the end of Paragraph V(a):

“Notwithstanding anything to the contrary contained herein, shares of Common Stock subject to an Option or Stock Appreciation Right under this Plan shall not again be available for issuance under this Plan if such Shares are (i) Shares tendered, withheld or surrendered in payment of the exercise or purchase price of such Option or Stock Appreciation Right or taxes relating to such Option or Stock Appreciation Right, (ii) Shares that were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right or (iii) Shares repurchased on the open market with the proceeds of an Option’s exercise price.”

3. The following new section shall be added to Paragraph XVII of the Plan:

“No Dividend or Dividend Equivalents on Unvested Awards. Notwithstanding any other provision in the Plan, any dividend or Dividend Equivalent credited with respect to an Award (except for dividends paid following the grant of an Award of unrestricted (i.e., fully vested) shares of Common Stock) shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Common Stock or other property has been distributed and shall not be delivered unless and until such Award has vested and been earned.”

4. The following new sentence shall be added to Paragraph XVI(c) of the Plan:

“Notwithstanding any other provision in the Plan, except as otherwise provided in an Award Agreement, in the event of a Corporate Change in which any successor entity assumes outstanding Awards or substitutes similar awards under the successor entity’s equity compensation plan for outstanding Awards on the same terms and conditions as the original Awards, such Awards that are assumed or substituted shall not vest solely as a result of the occurrence of the Corporate Change.”

5. This Amendment shall be and is hereby incorporated in and forms a part of the Plan, and, as amended hereby, the Plan is specifically ratified and reaffirmed.

6. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

7. Notwithstanding anything to the contrary herein, in the event the stockholders of the Company do not approve this Amendment at the Annual Meeting, then this Amendment shall not become effective and shall terminate as of the date of the Annual Meeting.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date.

NINE ENERGY SERVICE, INC.

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President, Chief Executive Officer

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